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                                                                    EXHIBIT 10.2

                                MANUGISTICS, INC.
                              9715 KEY WEST AVENUE
                               ROCKVILLE, MD 20850

                       TERMINATION OF EMPLOYMENT AGREEMENT

DATE PRESENTED: September 11, 2002

This Termination of Employment Agreement ("Agreement") is entered into by Manugistics, Inc. ("Manugistics") and Richard F. Bergmann ("you"). We both agree that your employment relationship with Manugistics will terminate as of the close of business on your Termination Date, consistent with the terms and conditions of your Offer Letter dated June 3, 1999, except as modified herein, and both you and Manugistics agree to set forth the terms and conditions upon which the employment relationship is to be terminated. You also agree that you have received valuable and sufficient consideration for entering into this Agreement. Any severance payment provided for in this Agreement will only be made after the Agreement has been signed by all parties. The parties agree to the following terms:

1. TERMINATION DATE.

October 15, 2002 will be your last day of work, and is your Termination Date. Effective on your Termination Date, you hereby resign from all employment, offices and directorships which you hold with Manugistics and its affiliated companies, including, without limitation, Manugistics Group, Inc.

2. REASON FOR TERMINATION.

We both agree that the termination of your employment is for reasons other than cause.

3. TRANSITION ASSISTANCE AND VACATION PAY.

You agree to provide reasonable transition assistance to Manugistics. As of your Termination Date, you do not have any unpaid or unused vacation time. You will not accrue any vacation or sick leave benefits after your Termination Date. Manugistics may also offset from your one time lump sum Severance Payment (as set forth in Paragraph 12 below, "Severance Payment."): (a) all amounts due from you to Manugistics and as of October 10, 2002, Manugistics is not aware of any amounts due; and (b) the value of any Manugistics property that you do not return to Manugistics within a reasonable period of time following your Termination Date.

4. BENEFITS.

Notwithstanding your Offer Letter, your company provided benefits will cease upon your receipt of the Severance Payment noted below.

This Agreement will not affect any rights or obligations you have otherwise accrued under Manugistics' benefit plans, including Manugistics Health Insurance Plans, Life Insurance, Accidental Death and Dismemberment Insurance (ADD), Long Term Disability Insurance (LTD), Executive Life Insurance and the Manugistics, Inc. 401(k) Retirement Savings Plan. The terms of those Plans shall control the termination of benefits under those plans. You may be eligible for unemployment compensation to the extent state law allows.

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Following your Termination Date, or any earlier date for a qualifying event, you will be able to continue, your company health insurance benefits as set forth under COBRA.

To be eligible for COBRA, you must complete a timely COBRA coverage enrollment request. You will have sixty days from your Termination Date to elect COBRA. Group Benefit Services (GBS) will send the COBRA enrollment request form directly to you. Under COBRA law, you will be responsible for payment of the full premium and administrative costs.

You may also be eligible to have the California Department of Health Services pay your insurance premiums if you have certain high cost medical conditions. For more information regarding this subject, please consult the Department of Health Services "Health Insurance Premium Payment Program" Fact Sheet provided to you with your COBRA notification forms.

Your Executive Life Insurance policy will continue to be paid until you receive your Severance Payment. If you want to participate in the standard Life/ADD Insurance and Long-Term Disability insurance, you may be eligible to transfer the existing policy into an individual policy. Following your completion of the appropriate forms, Manugistics will pay the premiums until you receive your Severance Payment. Your Exec-U-Care health benefits terminate when you receive your Severance Payment.

As of your Termination Date, you will no longer be able to participate by adding new payroll contributions to the Manugistics, Inc. 401(k) Retirement Savings Plan; your existing plan, however, shall remain intact. As of your Termination Date, you will no longer be able to participate in the Manugistics Employee Stock Purchase Plan. (ESPP)


5. CONDITION PRECEDENT.

All obligations of Manugistics under this Agreement are conditioned upon your compliance with your obligations herein, except as otherwise required by law.

6. TERMINATION PROCEDURE.

You will comply with the duties and responsibilities, including, but not limited to: return of company property noted in Manugistics' termination procedures set forth in the on-line Employee Encyclopedia and which the parties agree are a part of this Agreement.

7. MUTUAL RELEASE OF CLAIMS.

EMPLOYEE RELEASE. You hereby release Manugistics and its directors, officers, and employees and agents, and any parent, subsidiaries or related corporations, and all of their current and former shareholders, directors, officers, employees, and agents (collectively referred to as "the Company" in this paragraph), from all claims, liabilities, obligations, promises, agreements, controversies, and damages of any nature and kind, known or unknown, attributable to or otherwise arising from any alleged conduct or practices by any of the foregoing parties related to your employment relationship with the Company, and specifically in connection with the termination of your employment.

This Release specifically includes any and all claims of alleged employment discrimination under the Age Discrimination in Employment Act, as amended, 29 U.S.C. ***621 et seq., the Fair Employment Practices Act, as amended, Art. 41 B, *** 1 et seq. (Annon. Code Md.), Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. *** 2000 (e) et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. *** 1001 et seq., and any other federal, state or local statue, rule or regulation, as

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well  as any  claims  for  negligent  or  intentional  infliction  of  emotional distress, breach of contract, fraud or any other unlawful behavior, the existence of which are specifically denied.

This Release is not and shall not in any way be construed as an admission by the Company or any of its current or former shareholders, directors, officers, employees and agents of any wrongful or unlawful acts or of any breach of any agreement whatsoever.

You further agree, promise and covenant that neither you, nor any other person acting on your behalf, will file an administrative or judicial action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Company or any of its current or former officers, directors, shareholders, employees or agents relating to any matter occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement, or involving and based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement, except as otherwise permitted by law.

The parties intend and agree that this Agreement shall be effective as a full and final accord and satisfaction and general release of and from all of the claims released in this Agreement (the "Released Claims.") In furtherance of this intention and Agreement, the parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

1542. CERTAIN CLAIMS NOT AFFECTED BY A GENERAL RELEASE.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party hereby waives any and all rights it has, or may have, under California Civil Code Section 1542 (or any successor section) with respect to the Released Claims. In connection with this waiver, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the subject matter of this Agreement. Nevertheless, each party reaffirms that by entering into this Agreement, and having had the opportunity to seek the advice of its own independently selected counsel, such party intends to release fully, finally and forever the Released Claims.

Notwithstanding any other provision to the contrary, this Agreement shall not release any claim that you may have for statutory or other legal right to indemnification from Manugistics with respect to claims made based upon your acts or omissions as an officer of the company, violation of the provisions of this Agreement, for wages indisputably due or to become due unless the Company has already paid those wages, for worker's compensation benefits or for state unemployment insurance.

EMPLOYER RELEASE: Manugistics hereby releases you from all claims, liabilities, obligations, promises, agreements, controversies and damages of any nature and kind, known and unknown, attributable to or otherwise arising from any alleged conduct or practices by you relating to any of the foregoing parties and/or relating to your employment relationship with the Company. This paragraph shall not release any claims that Company may have against you for violation of the provisions of this Agreement.

8. MUTUAL NONINTERFERENCE AND MUTUAL NON-DISPARAGEMENT.

You agree to maintain a cooperative attitude toward Manugistics, to voluntarily resign all positions with the Company, and promptly and cooperatively assist in the execution of documents and paperwork

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regarding this, not to disrupt  Manugistics'  ongoing business,  and not to make disparaging remarks about Manugistics. You agree to act in good faith in your conduct and to refrain from any involvement in the business affairs of Manugistics except as provided in this section or expressly directed by Greg Owens. You also agree to make yourself reasonably available under mutually agreeable circumstances until six months after your Termination Date to the extent that Manugistics reasonably finds necessary. If you receive any questions concerning the daily business affairs of Manugistics; including questions from customers of Manugistics, you agree to promptly refer them to Greg Owens.

Manugistics agrees not to make disparaging remarks about you.

9. REAFFIRMATION OF YOUR OBLIGATIONS.

You agree to reaffirm the obligations under the Manugistics Employee Code of Conduct and the Manugistics Conditions of Employment - State of California. The terms of those agreements will govern your non-solicitation of Manugistics' employees and customers and your agreement to not use or disclose Manugistics' confidential information and trade secrets, but the following discussion summarizes your obligations. During your employment by Manugistics, you were provided with access to trade secrets and confidential information about Manugistics, its customers, and its methods of doing business. Manugistics considers this information to be secret, and it was disclosed to you in confidence. In consideration of your access to this information, you agreed that for a period of one (1) year after termination of your employment, you will not compete with Manugistics, either directly or indirectly, by using or disclosing the confidential information and trade secrets which you learned in the course of your employment. Your promise not to unfairly compete with Manugistics prohibits you from soliciting, attempting to solicit or providing services to any of Manugistics' customers about whom you received confidential or trade secret information, in accordance with a document Manugistics has provided you dated October 10, 2002 which contains a list of prohibited customers. Notwithstanding anything to the contrary contained in the Manugistics Conditions of Employment-State of California, or elsewhere, you may, however, call on or solicit such customers of Manugistics, specifically including, but not limited to those customers on the Prohibited Customer list, while you are not competing with Manugistics in the supply chain and enterprise profit optimization businesses- i.e., while you are employed by or working for a non-competitor, in accordance with a document Manugistics has provided you dated October 10, 2002.

10. ENTIRE AGREEMENT, GOVERNING LAW.

This Agreement is the entire agreement between the parties with regard to your employment with Manugistics, and the termination of your employment, and supersedes all prior and contemporaneous oral and written agreements and discussions with the exception of the October 10 document referred to in Paragraph 9 above, between you and Manugistics relating to your employment or termination. This Agreement may be amended only by a written agreement signed by all of the parties. Disputes about obligations under this Agreement shall be subject to binding arbitration under the rules of the American Arbitration Association. Both parties agree that the jurisdiction and venue for disputes shall be either in the state of California or the state of Maryland.

11. PRESS RELEASE.


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Notwithstanding any other provision to this Agreement, you further acknowledge and agree that Manugistics is entitled to issue a press release announcing your departure from Manugistics, and to otherwise fulfill its obligations under applicable SEC and NASDAQ rules and regulations.

12. SEVERANCE, BONUS, AND OPTIONS

In lieu of six months of severance as set forth in your Offer Letter, you will receive a one-time lump sum Severance Payment of $62,500.00, payable within 10 business days of the Termination Date. Vesting of your options will be in accordance with their existing terms and the terms of the plans under which they were granted.

As additional consideration for your entering into this Agreement, the exercise period for those options (the "Affected Options") which have, on your Termination Date, an exercise price equal to or higher than the fair market value of the stock underlying the options is hereby extended. You will have a period of six (6) months following the respective dates on which the Affected Options cease to vest in which to exercise those options.

13. ACKNOWLEDGMENT OF UNDERSTANDING.

YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT. YOU ALSO AGREE THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

14.      EFFECTIVE DATE

You hereby acknowledge that you have been given at least 21 days from the time you received this Agreement to consider whether to sign it. THIS AGREEMENT WILL BE WITHDRAWN IF NOT ACCEPTED BY YOU, IN WRITING, AND DELIVERED TO MANUGISTICS BY CLOSE OF BUSINESS ON OCTOBER 11, 2002. If you have signed this agreement before the end of those 21 days, it is because you freely chose to do so after carefully considering the terms of this Agreement and, if desired, consulting with your attorney. WE RECOMMEND THAT YOU CONSULT WITH YOUR ATTORNEY
REGARDING THE LEGAL EFFECT OF THIS AGREEMENT. You further shall have seven (7) days from the date of execution of this Agreement to change your mind and revoke the Agreement, in which case any commitments made by Manugistics in connection with this Agreement shall be deemed null and void. The effective date of this Agreement shall be the eighth day following your execution of this Agreement, assuming the Agreement is not revoked by that time, and no payments under this Agreement shall be made until that time.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

In WITNESS HEREOF, and intended to be legally bound hereby, the parties hereto have executed or caused to be executed by duly authorized representatives this Agreement as the date first above written.

This Agreement is agreed to and accepted by:

YOU:                                        MANUGISTICS, INC:

By: /s/ Richard Bergmann                    By: /s/ Raghavan Rajaji

Title: President                            Title: Executive Vice President and
                                                   Chief Financial Officer

Date Signed: October 11, 2002               Date Signed: October 11, 2002




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